Exhibit 1.04

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Corporation to Launch a Private Equity RMB Fund with the China Government

New Fund Expected To Stimulate Growth of High Tech and New Media Industries in Nanhai District

HONG KONG, ATLANTA, Sept.14, 2010 — CDC Corporation (NASDAQ: CHINA/CHIND), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced it has signed a memorandum of understanding (MOU) to jointly establish a private equity fund, “Foshan Nanhai-CDC Technology and New Media Fund,” initially funded at 600 million RMB, with the government of Nanhai District, Foshan, a city located in south China’s Guangdong Province.

Foshan is the third largest city in Guangdong and holds one of the highest gross domestic product (GDP) per capita in the country. Foshan is considered one of the top-10 fastest growing cities in China, and has a large manufacturing sector, including companies that design and manufacture electrical appliances, textiles, garments and ceramics products.

The MOU was signed by Peter Yip, CEO of CDC Corporation, and Wan Zhikang, vice mayor of the People’s Government of Nanhai District, Foshan City, in a ceremony held Sept. 9, 2010 in Foshan. The establishment of the fund is subject to the completion of several customary conditions, including the receipt of approval by the CDC Corporation board of directors, the completion and execution of legal documentation and the receipt of all required approvals.

According to the agreement, the venture fund will focus on Nanhai’s high tech and new media industries, including cloud computing (software-as-a-service, platform-as-a-service and infrastructure-as-a-service), e-commerce, social network websites, 3G mobile media, Internet media and content and animation. The Fund is expected to mainly consist of investments in start-up and growth technology companies, as well as leading U.S. technology and new media companies. Through the fund, CDC and the government plan to leverage a unique platform, which consists of a combination of technology and capital, to introduce overseas high-tech industrialization projects and talent recruitment that is expected to help propel the growth of emerging companies and accelerate the development of an optimal business infrastructure for companies operating in that region.

The fund will be under the guidance of an investment committee led by Mr. Yip and an advisory committee headed by Raymond Ch’ien, chairman of the board of directors of CDC Corporation, and chairman of the boards of MTR Corporation Limited and Hang Seng Bank Limited. Peter Cuneo, former CEO of Marvel Entertainment LLC, will also be one of the members on the advisory board.

According to Ou Bangmin, mayor of the People’s Government of Nanhai District, Foshan City, “Nanhai will make a significant effort to develop its high-tech industries. The district government will earmark the best sites, near metro transit lines in the region to build high-tech parks and to provide certain incentives to attract science and technology professionals to this region. The District Government expects CDC to help us realize the technology-led economic transformation vision for this area.”

“We are very excited to add this New Media & Technology Fund to CDC Corporation’s investment assets,” said Yip. “This Fund also is in line with CDC’s investment strategy of bringing our operational expertise to assets we invest in, as well as helping our investments achieve economies of scale by leveraging our global business and technology platform that includes a worldwide network of sales, marketing, support and general administrative operations, as well as extensive research and development centers in China. For example, as the Fund assimilates intellectual property from different geographic regions worldwide, it can migrate operations to CDC’s R&D facilities in China and leverage the resulting benefits in the form of costs savings, increased competitiveness, and higher profitability.”

Peter Cuneo, former CEO of Marvel Entertainment concluded, “I am honored to serve as a member of the advisory board to this RMB Fund. The fund, along with its co-investors, can also help many overseas companies expand into China. I look forward to playing a part in the success of this unique venture.”

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our plans and expectations for this Fund, including the timing of funding, closing and the receipt of any requisite approvals and the satisfaction of any required conditions precedent, our beliefs regarding the potential value and composition of this Fund, the underlying components thereof, and the potential benefits thereof, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2009 on Form 20-F filed on June 30, 2010. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance. For these and other reasons, investors are cautioned not to place undue reliance upon any forward-looking statement in this press release.